Exhibit 10.1

Executive Transition Agreement

This Executive Transition Agreement (the “Agreement”) is by and among Kathleen C. Thompson (“Thompson”), Stock Yards Bancorp, Inc. (“Bancorp”) and Stock Yards Bank & Trust Company (the “Bank”) (together, the “Companies”), and is made and entered into as of August 16, 2023 (the “Effective Date”).

Recitals

A.	The Bank is a wholly owned subsidiary of Bancorp.

B.	Thompson is currently a Senior Executive Vice President and the Director of Wealth Management & Trust of the Bank (collectively, “SEVP”) and is paid and provided benefits by the Bank as its SEVP and she also currently serves on the Board of Directors of both Companies (the “Board(s)”).

C.	Thompson has expressed her intention to retire from active employment with the Bank.

D.	The Companies desire to implement their plan for executive succession in connection with Thompson’s planned retirement, including retirement from the Boards, and Thompson wishes to facilitate and cooperate in such succession on the terms and conditions set out in this Agreement.

Agreements

1.                 Remaining Employment Period. Unless employment ends sooner as provided herein, the Bank shall continue to employ Thompson, and Thompson shall continue to serve as the SEVP of the Bank, until January 2, 2024 (the “Retirement Date”).

2.                 Effect of Earlier Termination. If Thompson’s employment ends due to Thompson being terminated by the Bank for “Cause” or Thompson resigning her employment without “Good Reason” prior to the Retirement Date, this Agreement shall terminate and no longer have any effect. For purposes of this Section 2:

(a)                “Cause” shall mean termination upon (i) the willful and continued failure, or the inability or refusal, by Thompson to substantially perform her duties with the Bank after written demand for substantial performance has been delivered to Thompson by the Bank, (ii) any willful act or failure to act that materially impairs the ability of Thompson to perform her duties or responsibilities for the Bank; (iii) any act of gross negligence, intentional misconduct, dishonesty, or moral turpitude that materially and demonstrably injures the Bank or otherwise damages the employment relationship, (iv) breach of fiduciary duty involving personal profit, (v) any breach of this Agreement or the Bank’s Code of Conduct, or (vi) violation of any law, rule, or regulation other than traffic violations or similar offenses. A termination will be deemed for “Cause” if the Bank, after conducting a reasonable investigation under the circumstances, believes in good faith that “Cause” exists for Thompson’s termination.

(b)               “Good Reason” shall mean: (i) a material diminution in Thompson’s base salary; (ii) a material diminution in Thompson’s authority, duties or responsibilities, except as otherwise contemplated as part of her transition; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Thompson is required to report; (iv) a material diminution in the budget over which Thompson retains authority, except as otherwise contemplated as part of her transition; or (v) any other action or inaction that constitutes a material breach by the Bank of this Agreement. Thompson will be considered to have terminated her employment for Good Reason only after giving the Bank notice within 30 days of the initial occurrence of the Good Reason conditions that she will terminate her employment if the Bank fails to cure such condition within 30 days after such notice is given.

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3.                 Duties. From the Effective Date until the Retirement Date, Thompson shall continue to devote her full business time and attention to serving as SEVP of the Bank and shall also begin to share more detailed information and guidance as to the extent and specifics of her duties and responsibilities with the person that the Boards appoint as Thompson’s replacement to take such office on January 3, 2024, in order to facilitate a successful transition of her role to her replacement. Thompson shall perform all such duties faithfully and efficiently and shall have such powers inherent to the undertakings applicable to such position and necessary to carry out the duties required hereunder.

4.                 Board Service. Effective as of the Retirement Date, Thompson shall resign from the Boards. Between the Effective Date and the Retirement Date, Thompson shall continue to serve as a member of the Boards, attend all meetings of the Boards and any committees she serves on, and will perform all of her duties to the Boards faithfully and efficiently, including undertaking any actions requested by the Boards that may be necessary for a successful transition of Thompson off of the Boards. The Bank shall provide to Thompson contact information related to future service as a board member for other entities.

5.                 Post-Retirement Availability. Thompson agrees to make herself available on a consulting basis, as and if called on by the Bank’s executive management with reasonable prior notice, for no more than 8 hours per week on average, during the period between the Retirement Date and December 31, 2024. To the extent so called on to provide guidance, advice or other services during such post-Retirement period, the Bank will pay Thompson an hourly fee, in her capacity as an independent contractor and consultant, of $250 per hour for such services. Thompson acknowledges and agrees that such fee will be remitted without withholding of taxes given her then-independent contractor status and agrees to be responsible for and to pay any and all income or other taxes with respect thereto and that payment of any such amounts shall not entitle her to participate in any benefit plan of the Companies during such post-retirement period as if she continued as an employee.

6.                 Compensation. Thompson shall continue to be compensated at her current base salary level through the Retirement Date and, if she remains employed by the Bank as of her Retirement Date and signs but does not revoke the Release described in Section 12, for all of the 2024 calendar year, with 2024 base salary paid in regular installments according to the Bank’s normal payroll schedule. In addition, Thompson shall be entitled to be paid a cash bonus with respect to 2023, to the extent the performance metrics as previously approved by the Compensation Committee of the Companies are certified as met, paid in 2024 at the same time and in the same manner as to other Bank management who also participate in such programs, including any add-back provisions according to the incentive plan. Thompson acknowledges and agrees that she will not be paid any incentive or bonus compensation for the 2024 calendar year. Base salary or bonuses payable hereunder shall be paid in a net amount after deduction for withholdings for taxes or other amounts as may be required by law or Bank payroll practice.

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7.                 Benefit Plan Participation. Through the Retirement Date, Thompson shall be entitled to paid time off, holidays and business expense reimbursements in accordance with the Bank’s policies in effect from time to time and shall be eligible to participate in the employee benefit plans of the Companies as in effect on the Effective Date, including eligibility for a matching contribution in the 401(k) plan and ESOP for 2023, in accordance with their terms or with such changes as may be thereafter approved by the Companies in their sole discretion; provided, however, Thompson shall receive an additional five (5) days of vacation to be used during 2023. In addition, Thompson shall enjoy such perquisites as may be now available for and made available to executive management of the Companies generally between the Effective Date and the Retirement Date. All Thompson’s rights as an employee to such paid time off, reimbursements, perquisites (including, but not limited to, access to event tickets, reimbursement of country club dues and expenses, cellular phone reimbursement, Bank-paid continuing education, executive physicals, and Bank payment of an executive umbrella insurance policy) and participation in benefit plans shall cease on the Retirement Date, except for COBRA or retiree access until age 65 for Thompson and her spouse, at full cost to her, to the Bank’s medical plan, in accordance with such plan’s terms as in effect from time to time.

8.                 Outstanding Equity Awards.

      (a)                SARs. Prior to the Effective Date, Thompson has been granted certain stock appreciation rights (“SARs”) as set forth on Annex A attached hereto, some of which are fully vested and exercisable now and will continue to be so exercisable under their terms until 10 years following their respective grant dates. The grant agreements for any SARs set forth on Annex A that are not vested and exercisable as of the Retirement Date, are hereby amended such that they shall be 100% vested on that date, if Thompson remains employed until then, and will continue to be so exercisable under their terms until 10 years following their respective grant dates.

     (b)               Performance-Vested Stock Units. Prior to the Effective Date, Thompson has been granted certain performance-based stock unit awards (“PSUs”), as set forth on Annex A attached hereto, that are to be paid in shares of stock, to the extent the performance criteria therein is met and certified by the Compensation Committee, but would be paid in a prorated amount of earned shares after the end of each cycle, based on the Compensation Committee’s review and certification of performance, prorated based on the portion of the performance period for each that elapsed before her Retirement Date. Those grant agreements are each hereby amended such that she will be entitled to the entire amount earned under those awards based on the Compensation Committee’s review and certification of performance thereunder, without proration. Such review, certification and issuance of shares under each such PSU shall occur at the same time and manner as it does for other employees who hold such awards.

     (c)                New Awards. Thompson acknowledges and agrees that no new equity awards will be made to her between the Effective Date and the Retirement Date.

9.                 Change in Control Agreement. The Bank and Thompson are parties to an Amended and Restated Change in Control Severance Agreement dated as of December 17, 2013 which only provides for certain severance if the Bank terminates Thompson other than for Cause, or Thompson triggers her termination for Good Reason (as those capitalized terms are defined therein) after a Change in Control. The parties hereby agree that such agreement shall be terminated and be of no force or effect as of the Retirement Date, given Thompson’s voluntary, non-Good Reason termination on that date.

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10.               Executive Nonqualified Deferred Compensation Plan. Pursuant to the terms of an Executive Nonqualified Deferred Compensation Plan (“DCP”) previously adopted by the Bank, Thompson is entitled to payment of certain deferred amounts at a future date. The parties agree that, upon the Retirement Date, Thompson will have incurred a “Separation from Service” as defined in the DCP, such that the timing of payment of her DCP benefits will be governed by the Retirement Date and her prior payment form and timing elections, which means that DCP benefits may begin no sooner than the 7th month following the Retirement Date. Thompson shall be entitled to a Bank match in the DCP for calendar year 2023, pursuant to the terms of the DCP.

11.               Senior Officer Security Plan. Pursuant to the terms of a Senior Officer Security Plan (“SOSP”) previously adopted by the Bank, Thompson is entitled to a death benefit if she dies while employed by the Bank, or a retirement benefit of $82,000 per year for 15 years beginning after she attains age 65, if she leaves employment for a reason other than death. No amendment to the SOSP is intended to be made by this Agreement.

12.               Release. In consideration for entering into this Agreement and for the consideration payable hereunder, Thompson agrees to sign on (and not before) the Retirement Date, or within 7 days thereafter, the Release set out at Annex B hereto and incorporated herein by reference. If such Release is either not signed and delivered to the Bank in that time frame or is signed and Thompson exercises her right thereunder to revoke it within 7 days after it is signed, the (i) additional compensation to Thompson for the period after her Retirement Date in 2024, payable in accordance with the Bank’s normal payroll and outlined in Section 6, shall not be paid to Thompson, and (ii) amendments to her SAR and PSU grant agreements as provided for in Section 8 hereof shall not occur and shall be revoked.

13.               Covenants. In exchange for this Agreement, Thompson agrees to adhere to the following covenants during her continued employment and after service termination for any reason.

     (a)                Not to Compete. For a period of 24 months following the Retirement Date (the “Restricted Period”), Thompson will not, directly or indirectly, either for herself or for any other person, entity or company, solicit business or individual patronage for the purpose of providing services which are identical or similar to services then provided by the Bank within a radius of 250 miles of Bank’s business activities.

     (b)               Non-Solicitation of Customers or Employees. Thompson agrees that, during the Restricted Period, Thompson shall not, without the express written consent of the Bank, directly or indirectly, either for Thompson or for any other person, entity or company, (i) solicit any Customer, or business patronage, of the Bank for the purpose of providing services which are identical or similar to services then provided by the Bank, either within the Commonwealth of Kentucky, or within a radius of 250 miles of Bank’s business activities, (ii) divert or attempt to divert from the Bank any Customer of the Bank, or (iii) approach or solicit any person who was employed at the Bank as of the date that Thompson’s service ended and with whom Thompson had material contact during Thompson’s period of service with the Bank, with a view to hiring such employee, persuading such employee to leave the employment of Bank, or actually hire an employee of the Bank for any other entity. For purposes of this covenant, “Customer” shall mean any firm, individual, corporation or entity which used the facilities, products or services of the Bank during the 12-month period immediately preceding the voluntary or involuntary termination of Thompson’s service for the Companies.

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     (c)                Cooperation with Litigation. Thompson agrees to cooperate with Bank, during the term of this Agreement and thereafter (including after Thompson’s termination of employment hereunder for any reason), by making Thompson reasonably available to testify on behalf of Bank or any affiliated company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Bank or any affiliated company in any such action, suit, or proceeding by providing information to and meeting and consulting with Bank, any affiliated company, or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Thompson’s then-current professional activities and that Bank shall agree to reimburse Thompson for all reasonable out-of-pocket expenses incurred by Thompson in connection with providing such cooperation and assistance.

     (d)               Bank’s Confidential Information. Thompson agrees that, during the term of this Agreement and at any time thereafter, she shall not directly or indirectly, without the express written consent of Bank, disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Bank or any affiliated companies, the customer lists, proprietary organizational methods, products, business plans or strategies, or other trade secrets of Bank or any affiliated companies, it being acknowledged by Thompson that all such information regarding the business of Bank and affiliated companies compiled or obtained by, or furnished to, Thompson while Thompson shall have been employed by or associated with Bank is confidential information and Bank’s exclusive property. Confidential information shall not include any information (A) which becomes publicly known through no fault or act of Thompson; (B) is lawfully received by Thompson from a third party after a cessation of her services without a similar restriction regarding confidentiality and use and without a breach of this Agreement or (C) which is independently developed by Thompson and entirely unrelated to the business of providing banking or banking related services.

     (e)                Return of Property. As of the Retirement Date, Thompson shall (A) not remove from the Bank’s premises, and shall provide or return to the Bank if in Thompson’s possession, any and all Company property, including furniture, fixtures, appliances, keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Bank documents and materials belonging to Bank and stored in any fashion, including but not limited to those that constitute or contain any confidential information or work product, whether they were provided to Thompson by the Bank or created by Thompson in connection with her employment, and (B) delete or destroy all copies of any such documents and materials not returned to the Bank that remain in Thompson’s possession or control, including those stored on any non-Bank devices, networks, storage locations and media in Thompson’s possession or control.

     (f)                 Advice to Future Employers. If Thompson, in the future, seeks or is offered employment or board service by any other company, firm, or person, she shall provide a copy of this Section 13 to the business prior to accepting employment or board service.

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     (g)               Remedies. In the event of a breach or a threatened breach by Thompson of any provision of Section 13 of this Agreement, the Bank shall be entitled to an injunction restraining Thompson from the commission of such breach, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing herein contained shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Thompson against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants and agreements.

     (h)               Reasonableness of Restrictions. Thompson has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon the Companies under the provisions of this Section 13, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to prevent disruption of relationships which are valuable to the Companies, do not stifle the inherent skill and experience of Thompson, would not operate as a bar to Thompson’s sole means of support, are fully required to protect the legitimate interests of the Companies, and do not confer a benefit upon the Companies disproportionate to the detriment to Thompson which is caused by the provisions of this Section 13.

     (i)                 Non-Disparagement. Thompson agrees and covenants that she will not, at any time during or after her employment with the Bank, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Bank and its businesses, employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties. The Bank agrees that its executive management will not, at any time during or after Thompson’s employment with the Bank, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Thompson.

     (j)                 Effect and Survival. Notwithstanding anything to the contrary, nothing in this Section 13, expressed or implied, shall be deemed or construed to limit Thompson’s ability to practice law, including, but not limited to, drafting estate planning documents, within the Commonwealth of Kentucky or any other state if she is an attorney licensed to practice law in such state, such that this Agreement complies with Ky. R. Sup. Ct. 3.130(5.6). The obligations contained in this Section 13 shall survive Thompson’s employment with the Companies and shall be fully enforceable thereafter.

14.               Severable Provisions. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder. If any provision of this Agreement, including any provision of Section 13, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

15.               Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Thompson at the last address she has filed in writing with the Bank or, in the case of the Bank, at its principal executive offices.

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16.               Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

17.               IRC Section 409A. This Agreement is intended to comply with IRC Section 409A or an exemption thereunder and shall be construed and administered in accordance with IRC Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with IRC Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from IRC Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from IRC Section 409A to the maximum extent possible. For purposes of IRC Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under IRC Section 409A. Notwithstanding the foregoing, the Companies make no representations that the payments and benefits provided under this Agreement comply with, or are exempt from compliance from, IRC Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Thompson on account of non-compliance with IRC Section 409A.

IN WITNESS WHEREOF, the Companies and Thompson have entered into this Agreement on the Effective Date.

STOCK YARDS BANK & TRUST COMPANY

By: /s/James A. Hillebrand

Title: Chief Executive Officer

STOCK YARDS BANCORP, INC.

By: /s/James A. Hillebrand

Title: Chairman and Chief Executive Officer

/s/Kathleen C. Thompson
Kathleen C. Thompson

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Annex A

Existing Equity Awards (to which Section 8 applies)

Outstanding Stock Appreciation Rights (all vesting 20% per year from Grant Dates)
Grant Date	No. of Shares to which SAR relates	Vested % on Retirement Date before acceleration per Section 7	Strike Price
2/20/2018	1,148	100%	$35.90
2/19/2019	2,313	80%	$36.65
2/25/2020	3,953	60%	$37.30
2/25/2021	3,920	40%	$50.71
2/14/2022	3,850	20%	$54.91
?/??/2023	2,692	0%	$60.76
TOTAL	17,876

Performance Share Units that will be Outstanding on Retirement Date (which will no longer be prorated for portion of Performance Period elapsed before Retirement Date, per Section 8)
Grant Date	Performance Period	Maximum No. of Shares that could be Issued
2/25/2021	1/1/2021-12/31/2023	6,450
2/14/2022	1/1/2022-12/31/2024	6,253
2/13/2023	1/1/2023-12/31/2025	6,212
	TOTAL	18,915

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Annex B

RELEASE AGREEMENT

This Release Agreement (this “Release”) is entered into by and between Kathleen C. Thompson (“Thompson”) and Stock Yards Bank & Trust Company (“Stock Yards”, and collectively with its parent(s), subsdiary(ies), and all other related companies, the “Company”). Thompson and Company are referred to herein as the “Parties.”

RECITALS

A.	Thompson and Company are parties to an Executive Transition Agreement, dated as of August 16, 2023 (the “Transition Agreement”), which provides for certain consideration, conditioned upon Thompson first signing a general release of claims following termination of Thompson’s employment, which release becomes irrevocable in accordance with its terms.

B.	This Release is the contemplated release of claims under the Transition Agreement, and Thompson has had notice of this Release since the date the Transition Agreement was executed because a copy was attached thereto (the “Presentation Date”).

C.	Thompson’s employment with Stock Yards ended on January 2, 2024 (the “Retirement Date”).

D.	The Parties desire to memorialize and confirm the release by Thompson of any and all claims, whether known or unknown, that Thompson may have against the Company or any of its current or former employees that are releasable by law.

AGREEMENT

NOW, THEREFORE, in consideration for the covenants and mutual promises contained in the Transition Agreement and this Release, the Parties agree as follows:

Part I

For and in consideration of the promises made herein by Thompson in Part II and Part III of this Release, and her performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Company agrees to provide the consideration set forth in the Transition Agreement, provided that, (i) the enhancement to Thompson’ equity awards as provided in Section 8 thereof shall be void and ineffective, and (ii) her continued compensation in 2024 outlined in Section 6 thereof shall not become payable, if she does not sign this Release on, or within 7 days following, January 2, 2024, or if she signs it and then timely revokes it as allowed by Part II, Section 2.4 below. The Parties expressly agree and acknowledge that a portion of this consideration represents separate and adequate consideration, to which Thompson is not otherwise entitled, in exchange for Thompson’s Age Claim Waiver, set out below in Part II. Company’s present promise to provide this consideration is exchanged for Thompson’s present release of any Age Claims at the time of the execution of this Release.

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Part II

For and in consideration of the promises made herein by Company in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Thompson agrees as follows:

2.1       General Release and Waiver of All Claims and Potential Claims. Thompson hereby releases all claims and potential claims, known and unknown, against the Company and its current and/or former employees that are releasable by law. More specifically, for and on behalf of herself and her family, dependents, heirs, executors, administrators and assigns, Thompson hereby irrevocably and unconditionally releases the Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated persons, firms, plans or corporations which may have an interest by or through them (collectively “Releasees”), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Thompson, accrued or unaccrued, which she ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release. This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of her employment with the Company and/or termination of said employment. Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans’ status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of Kentucky, the Sarbanes-Oxley Act, 18 U.S.C. §§ 1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq., the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statutes and similar state laws of Kentucky, in all instances as amended. This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

Nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prevent Thompson from (i) making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in her capacity acting as an officer or director of the Company; or (ii) talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to the U.S. Equal Employment Opportunity Commission (the “EEOC”), any similar state or local fair employment practices administrative agency, or the Securities and Exchange Commission (the “SEC”). However, by signing this Release, Thompson hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by her, or by persons or entities like the EEOC acting by or through her, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

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2.2       Age Claim Waiver. Thompson further agrees that her full general release includes a waiver of her rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, “Age Claim Waiver”).

2.3       Adequate Consideration Period/Consult an Attorney. Thompson acknowledges that by receipt of this Release on the Presentation Date: (a) she was instructed that she may and should consult an attorney of her own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver. Thompson, therefore, acknowledges and agrees that she has already been given at least 21 days to consider all the terms in this Release and whether to sign this Release. The Parties agree that if Thompson fails to execute this Release prior to the deadline set forth in Part I hereof, then this Release will be null and void.

2.4       Seven (7) Day Revocation Period. Thompson further agrees that she is hereby instructed by the Company that, following her signing of this Release, Thompson shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to Craig Bradley, General Counsel, at Stock Yards Bank & Trust Company, 1040 East Main Street, Louisville Kentucky, 40206, but that, in the event Thompson exercises her right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Company’s duty to provide the consideration described in Part I above, shall be void and of no effect.

Part III
Other Agreements

3.1       No Known Claims Against Company. Thompson represents, warrants and covenants that, as of the date she signs this Release, (1) she is unaware of any wages (as that term is defined by applicable state law) that are owed to her by the Company and that have not been paid; (2) she is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) she has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) she is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Company or any of its agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to a violation of federal or state securities laws, upon which representations the Company expressly relies in entering into this Release.

3.2       Knowing and Voluntary Agreement. Thompson agrees and acknowledges that she has been advised to consult an attorney regarding the terms of this Release and that she has carefully reviewed, studied and thought over the terms of this Release. Thompson further acknowledges and agrees that she knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that she was not coerced, pressured or forced in any way by the Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely her own.

3.3       No Wrongdoing by the Parties. The Parties further agree that they have entered this Release to resolve any and all claims, if any, Thompson may have against the Company or any other Releasee, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

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3.4       Choice of Law; Interpretation; Captions. The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Kentucky and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release. Captions and headings used herein are for convenience of reference only.

3.5       Exclusive Jurisdiction; Venue. The Parties understand and agree that the federal and/or state courts located in the Commonwealth of Kentucky shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the Commonwealth of Kentucky and any federal court whose judicial district encompasses Louisville, Kentucky, and that any objection to this jurisdiction or venue is specifically waived.

3.6       Entire Agreement. The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them, except for the terms in the Transition Agreement and benefit plans and equity award agreements referred to therein, which agreements, if any, shall be enforced according to their terms. This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7       Agreement to Indemnify. The Parties agree that should Thompson seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by her under this Release, by judicial action or otherwise, and the Court or tribunal thereafter adjudicates or finds that Thompson’s legal challenge or claims were without proper legal basis, the Company and/or Releasees shall be entitled to recover from Thompson its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against the Company or Releasees, including, without limitation, reasonable attorneys’ fees. The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

(signatures on next page)

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I, KATHLEEN C. THOMPSON, UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

Kathleen C. Thompson

Date:

STATE OF	)
) SS:
COUNTY OF	)

Subscribed and sworn to before me by Kathleen C. Thompson, this _______ day of January, 2024.

Notary Public

My Commission expires:

STOCK YARDS BANK & TRUST COMPANY and STOCK YARDS BANCORP, INC.

By:

Title:

Date:

STATE OF	)
) SS:
COUNTY OF	)

Subscribed and sworn to before me by __________________________, on behalf of Stock Yards Bank & Trust Company and Stock Yards Bancorp, Inc., this ____ day of January, 2024.

Notary Public

My Commission expires:

13